UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2008

OLD DOMINION ELECTRIC COOPERATIVE

(Exact Name of Registrant as Specified in Its Charter)

VIRGINIA	000-50039	23-7048405
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4201 Dominion Boulevard, Glen Allen, Virginia	23060
(Address of Principal Executive Offices)	(Zip Code)

(804) 747-0592

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 15, 2008, Old Dominion Electric Cooperative (“ODEC”) and Northern Virginia Electric Cooperative (“NOVEC”) entered into a settlement, release and withdrawal agreement (the “Agreement”) to end their power supply arrangement and to resolve all outstanding disputes between them. The Agreement, which is subject to regulatory approval, provides for the termination of NOVEC’s wholesale power contract with ODEC and the withdrawal of NOVEC as a member of ODEC effective as of the closing date. Under the Agreement, ODEC agreed to make a payment of $50.0 million to NOVEC at the closing date. Both ODEC and NOVEC will release each other from all claims against the other. See Part 1, Item 3 – “Legal Proceedings” in our 2007 Annual Report on Form 10-K for further discussion of our legal proceedings with NOVEC and see Part 2, Item 1 – “Legal Proceedings” in our 2008 Form 10-Q for the Quarterly Period Ending March 31, 2008 and the Quarterly Period Ending June 30, 2008. Also, see Item 5 – “Other Information” in our 2008 Form 10-Q for the Quarterly Period Ending June 30, 2008. NOVEC further releases any right, title or interest it has in ODEC’s equity or assets, including generating facilities. We currently anticipate that the closing date will be on or about December 31, 2008, subject to the receipt of necessary regulatory approvals.

Item 1.02	Termination of a Material Definitive Agreement

We will terminate our existing amended and restated wholesale power contract, dated April 28, 1992, with NOVEC in connection with the consummation of the transactions contemplated by Item 1.01 above.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The Exhibit listed below is being furnished with this Form 8-K.

Exhibit No.	Description
99.1	Press Release, dated August 19, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLD DOMINION ELECTRIC COOPERATIVE
Registrant

Date: August 19, 2008	/s/ Jackson E. Reasor
Jackson E. Reasor
President and Chief Executive Officer

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